Exhibit 99.1

FOR IMMEDIATE RELEASE

Commerce Energy Group, Inc. Reports Year Over Year Financial Improvement and Restates Second Quarter

COSTA MESA, CA, June 14, 2005 –Commerce Energy Group, Inc. (AMEX: EGR), a leading independent U.S. electricity and natural gas marketing company, announced its financial results for the fiscal third quarter and nine months ending April 30, 2005. The results of the ACN Energy acquisition are included beginning February 1, 2005 in the third quarter results.

High and rising wholesale commodity market prices for electricity and natural gas throughout the year have continued to put pressure on margins and have impacted the third quarter and year-to-date operating results. The Company’s operating results were positively impacted by the ACN Energy acquisition in the quarter, which helped offset the effects of narrower margins and customer attrition in the Company’s historical markets.

In the second quarter ended January 31, 2005 the Company announced a strategic realignment of its Pennsylvania customer portfolio and the sale of excess supply contracts. Due to timing and forecasting issues associated with the implementation of the portfolio realignment, the Company incurred costs for more electricity than planned during the transition period. As a result of these issues the company is restating the previously reported second quarter gain from $9.3 million to $7.2 million to account for the higher cost of the replacement power. The effect of the restatement is to change the previously reported net income of $1.4 million in the three months ended January 31, 2005 to a loss of $0.7 million, and the previously reported net income of $0.3 million for the six months ended January 31, 2005, to a loss of $1.8 million. As a result, the Company has filed a Current Report on Form 8-K and an amended second quarter Form 10-Q today reflecting the restatement. The Company has also determined that the timing and forecasting issues related to the implementation of the Pennsylvania portfolio realignment constituted a material weakness in internal controls. Improving the Company’s internal controls is a significant issue that is being addressed by ongoing process improvements, which include new reconciliation procedures and capital investment in new, externally developed, systems to replace internally developed software.

Results for third quarter of fiscal 2005

For the third quarter of fiscal 2005, the Company reported a net loss of $0.9 million ($0.03 per share), as compared with the prior year’s third quarter, which was a net loss of $5.6 million ($0.20 per share). Revenues for the third quarter of fiscal 2005 were $68.5 million, an increase of $20 million as compared to $48.5 million in the third quarter of fiscal 2004. This increase is entirely due to the acquired ACN Energy operations.

In the third quarter of fiscal 2005, general and administrative costs were $8.2 million, an increase of $1.2 million, or 16%, as compared to $7.0 million in the second quarter of fiscal 2004. The increase was primarily attributable to the additional expense from the ACN Energy operations of $3.1 million, offset by a reduction in expenses for the remainder of the Company of $2.0 million.

Year to Date results for the nine months ended April 30, 2005

The Company reported a net loss of $2.8 million ($0.09 per share) for the nine months ended April 30, 2005, as compared with a net loss of $14.4 million ($0.52 per share) for the comparable period in fiscal 2004. Revenues for the nine months ended April 30, 2005 were $188.0 million, an increase of 22% compared to $154.0 million in the nine months ended April 30, 2004. This increase is primarily due to the acquired ACN Energy operations.

In the nine months ended April 30, 2005, general and administrative costs were $23.2 million, an increase of $4.4 million, or 24%, as compared to $18.8 million in the comparable prior year period. The increase was primarily attributable to a $3.7 million in employment-related settlements, other severance of $0.5 million, the addition of the ACN Energy operations of $3.1 million, offset by a reduction in expenses for the remainder of the Company of $2.9 million.

At April 30, 2005, the Company had total assets of $101.2 million, stockholders’ equity of $72.4 million, unrestricted cash, restricted cash and deposits of $53.9 million and no long-term debt. The Company believes its liquidity is adequate to meet its current operating obligations.

“While we continue to make progress against last years results, we recognize that there is still much to be done,” stated Peter Weigand, President of Commerce Energy Group. “We are on track with the plans we laid out in our annual meeting, which included entering the natural gas markets and diversifying our customer base across more market territories,” added Weigand.

ACN Energy Acquisition

Effective at the beginning of the quarter on February 1, 2005, the Company consummated its acquisition of the operations and certain assets of ACN Energy, Inc., which are included in the third quarter’s results. The Company has nearly completed the integration of ACN Energy’s operations into its own. The acquisition provided the Company with a substantial natural gas marketing platform with customer portfolios in six states: California, Georgia, Maryland, New York, Ohio and Pennsylvania. ACN also provided a platform and customer base in the electric market in Texas, a new electric market for the Company. The Company has recently expanded its Texas electric market presence by entering into two additional markets, AEP-Texas and Texas New Mexico Power-West Texas.

For more information, visit www.CommerceEnergyGroup.com.

About Commerce Energy Group, Inc.

Commerce Energy Group, Inc. (AMEX:EGR) is a holding company with operations under wholly owned subsidiaries Commerce Energy, Inc., Skipping Stone, Inc. and Utilihost, Inc. Commerce Energy is a FERC licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers, and institutional customers in nine states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. Utilihost provides outsourced energy transaction and data management services for municipalities, government facilities, power generators and energy merchant customers.

For more information, contact:

Investor Relations
Verna Ray
vray@commerceenergy.com
(714) 259-2500

Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626
1-800-353-2874

Forward Looking Statements

Certain statements contained within this press release including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “await,” “continue,” “intend,” “plan” and similar expressions, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not limited to, the volatility of the energy market, competition, operating hazards, uninsured risks, changes in energy-related state legislation, failure of performance by suppliers and transmitters, changes in general economic conditions, increased or unexpected competition, failure to obtain regulatory approvals, and other matters disclosed in Commerce Energy Group’s filings with the Securities and Exchange Commission. Further, Commerce Energy undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date hereof or to reflect the occurrence of unanticipated events.

Commerce Energy Group, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended April 30,			Nine Months Ended April 30,
	2005	2004	Change	2005	2004	Change
Net revenue	$68,478	$48,521	41%	$188,022	$153,955	22%
Direct energy costs	60,439	42,799	41%	163,871	140,657	17%

Gross profit	8,039	5,722	41%	24,151	13,298	82%
Selling and marketing expenses	1,075	1,171	(8%)	2,791	3,149	(11%)
General and administrative expenses	8,176	7,033	16%	23,224	18,758	24%
Reorganization and initial public listing expenses	—	1,015	—	—	1,783	—

Loss from operations	(1,212)	(3,497)	(65%)	(1,864)	(10,392)	(82%)
Other income and expenses:
Initial formation litigation expenses	—	(407)	—	(1,601)	(992)	61%
Provision for impairment on investments	—	(1,753)	—	—	(6,066)	—
Provision for termination of Summit	—	(1,904)	—	—	(1,904)	—
Minority interest share of loss	—	290	—	—	1,185	—
Interest income, net	219	119	84%	623	400	56%

Total other income and expenses	219	(3,655)	—	(978)	(7,377)	—

Loss before benefit from income taxes	(993)	(7,152)	(86%)	(2,842)	(17,769)	(84%)
Benefit from income taxes	—	(1,558)	—	—	(3,400)	—

Net loss	$(993)	$(5,594)	(82%)	$(2,842)	$(14,369)	(80%)

Loss per share – basic	$(0.03)	$(0.20)	(85%)	$(0.09)	$(0.52)	(83%)
Loss per share – diluted	$(0.03)	$(0.20)	(85%)	$(0.09)	$(0.52)	(83%)

Consolidated Balance Sheets
(in thousands)

	April 30, 2005	July 31, 2004
Assets
Cash and cash equivalents	$36,092	$54,065
Account receivable, net	27,475	31,119
Income taxes refund receivable	—	4,423
Deferred income tax asset	—	74
Inventory	1,528	—
Prepaid expenses and other current assets	4,054	5,141

Total current assets	69,149	94,822
Restricted cash and cash equivalents	8,448	4,008
Deposits	9,357	5,445
Property and equipment, net	2,283	2,613
Goodwill, intangible and other assets	11,995	3,935

Total assets	$101,232	$110,823

Liabilities and Stockholders’ Equity
Accounts payable	$22,495	$30,576
Accrued liabilities	6,311	6,141

Total current liabilities	28,806	36,717
Stockholders’ equity Common stock	62,605	60,796
Unearned restricted stock compensation	(184)	(256)
Retained earnings	10,724	13,566
Other comprehensive loss	(719)	—

Total stockholders’ equity	72,426	74,106

Total liabilities and stockholders’ equity	$101,232	$110,823